Exhibit 12.1

ESSEX PORTFOLIO, L.P.
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Stock Dividends
(Dollars in thousands, except per share amounts)

                                                           Years ended December 31
                                         -----------------------------------------------------
                                           2002       2001       2000       1999       1998
                                         ---------  ---------  ---------  ---------  ---------
Earnings:
Income from continuing operations       $  68,583  $  72,038  $  67,228  $  60,425  $  39,538
Gain on sales of real estate                   --     (3,788)    (4,022)    (9,524)        (9)
Minority interests                            135        196        372        549        462
Interest expense                           35,012     38,746     30,044     20,970     19,107
Amortization of deferred financing costs      605        657        639        566        718
                                         ---------  ---------  ---------  ---------  ---------
Total earnings                          $ 104,335  $ 107,849  $  94,261  $  72,986  $  59,816
                                         =========  =========  =========  =========  =========

Fixed charges:
Interest expense                        $  35,012  $  38,746  $  30,044  $  20,970  $  19,107
Amortization of deferred financing costs      605        657        639        566        718
Capitalized interest                        6,139      3,917      2,906      5,172      3,494
Convertible preferred stock dividends          --         --        245      1,333      3,500
Perpetual preferred unit distributions     18,319     18,319     18,319     12,238      5,595
                                         ---------  ---------  ---------  ---------  ---------
Total fixed charges and preferred
    stock dividends                     $  60,075  $  61,639  $  52,153  $  40,279  $  32,414
                                         =========  =========  =========  =========  =========

Ratio of earnings to fixed charges
    (excluding preferred stock dividends)    2.50 X     2.49 X     2.81 X     2.73 X     2.57 X
                                         =========  =========  =========  =========  =========

Ratio of earnings to combined fixed
    charges and preferred dividends          1.74 X     1.75 X     1.81 X     1.81 X     1.85 X
                                         =========  =========  =========  =========  =========